EXHIBIT 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Three Months Ended March 31, 2002

(millions)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$122
Income taxes	66
Fixed charges, as below	45

Total earnings, as defined	$233

Fixed charges, as defined:
Interest charges	$42
Rental interest factor	2
Fixed charges included in nuclear fuel cost	1

Total fixed charges, as defined	$45

Ratio of earnings to fixed charges	5.18

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$122
Income taxes	66
Fixed charges, as below	45

Total earnings, as defined	$233

Fixed charges, as defined:
Interest charges	$42
Rental interest factor	2
Fixed charges included in nuclear fuel cost	1

Total fixed charges, as defined	45

Non-tax deductible preferred stock dividends	4
Ratio of income before income taxes to net income	1.54

Preferred stock dividends before income taxes	6

Combined fixed charges and preferred stock dividends	$51

Ratio of earnings to combined fixed charges and preferred stock dividends	4.57